UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST
One Corporate Center Rye, NY 10580

Press Release

For Immediate Release

Gabelli Dividend & Income Trust ANNOUNCES ADJOURNMENT OF 2026
ANNUAL MEETING UNTIL JUNE 29, 2026

Urges All Shareholders to Vote the WHITE Proxy Card Today

Rye, New York – May 11, 2026 – The Gabelli Dividend & Income Trust (NYSE: GDV) (the “Fund”) announced today that its 2026 annual meeting of shareholders (the “Annual Meeting”) has been adjourned. The meeting will be reconvened at 8:00 a.m., Eastern Time, on June 29, 2026 at Indian Harbor Yacht Club, 710 Steamboat Road, Greenwich, Connecticut 06830 to permit the solicitation of additional shareholder votes with respect to Proposal 1(a), to elect three (3) Trustees by the holders of common stock and preferred stock of the Fund, voting together as a single class.

The holders of the Fund’s preferred stock voted at the Annual Meeting today to elect the Trustee nominee standing for election by the holders of preferred stock only, voting separately as a single class, as set forth in the Fund’s proxy statement.

The March 12, 2026 record date for shareholders entitled to vote at the Annual Meeting remains unchanged.

During the period of the adjournment, the Fund will continue to solicit proxies from its shareholders with respect to Proposal 1(a). If you have already voted your shares prior to the adjourned Annual Meeting, your vote has been received by the Fund’s inspector of elections and there is no need to vote those shares at the reconvened Annual Meeting unless you wish to revoke or change your vote.

YOUR VOTE IS VERY IMPORTANT

Please vote using one of the following options:

●	Vote online using the website provided on your WHITE proxy card and following the simple instructions.

●	Vote by phone by calling the toll-free number on your WHITE proxy card and following the simple instructions.

●	Vote by mail by completing and returning the WHITE proxy card in the postage paid envelope provided.

If you have any questions about the proposal to be voted upon, please feel free to contact EQ Fund Solutions, LLC toll free at (888) 548-6498.

Please disregard and DO NOT VOTE any Gold proxy card you may receive.